Exhibit 99.(2)

OFFICER’S CERTIFICATE

I, Thomas D. Peeney, Secretary of Brookfield Real Assets Income Fund Inc., Center Coast Brookfield MLP & Energy Infrastructure Fund, Oaktree Diversified Income Fund Inc., and Brookfield Investment Funds and each of its separate series (collectively, the “Funds”), hereby certifies that the following is a true and correct copy of the recitals and resolutions adopted by the Boards of Directors/Trustees (the “Boards,” or the “Boards of Directors”) of the Funds at the combined meeting of the Boards held on February 23-24, 2022, and that the resolutions remain in full force and effect.

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WHEREAS, the joint fidelity bond coverage between Brookfield Real Assets Income Fund Inc. Center Coast Brookfield MLP & Energy Infrastructure Fund, Oaktree Diversified Income Fund Inc., and the Brookfield Investment Funds and each of its separate series (collectively, the “Funds”) is expiring on March 15, 2022; and

WHEREAS, it is proposed that in connection with the fidelity bond coverage requirements of Rule 17g-1 under the 1940 Act, the Funds enter into a Joint Fidelity Bond Agreement (the “Joint Fidelity Bond Agreement”) providing for the allocation of premiums and minimum levels of recoveries among the Funds; and

WHEREAS, it is proposed that the Joint Fidelity Bond be approved for a one-year period from March 15, 2022 through March 15, 2023, and that the Funds satisfy their fidelity bond coverage requirements under the 1940 Act, through participation in the Joint Fidelity Bond.

NOW, THEREFORE, BE IT RESOLVED, that the Boards of Directors/Trustees have determined that the participation by the Funds and other funds, series or accounts managed by PSG in the joint fidelity bond which provides for equitable sharing of recoveries, including payment of any reserve premiums, is in the best interests of each Fund; and it is

FURTHER RESOLVED, that the agreement between the Funds and other funds, series or accounts managed by PSG to enter into the joint fidelity bond (the “Joint Insured Agreement”), be, and it hereby is, adopted and approved substantially in the form attached hereto as Exhibit A, together with such changes and modifications as the officers of the Funds deem advisable; and it is

FURTHER RESOLVED, that the Boards of Directors/Trustees, including a majority of the “non-interested” Directors/Trustees, or PSG, shall review such Joint Insured Agreement at least annually in order to ascertain whether or not such policy continues to be in the best interests of each Fund, and whether or not the premiums to be paid by each Fund is fair and reasonable; and it is

FURTHER RESOLVED, that in accordance with Rule 17g-1(h) under the 1940 Act, the Secretary of each Fund is hereby designated as the officer of such Fund who is authorized and directed to make the filings with the SEC and give the notices required by Rule 17g-1(g); and it is

FURTHER RESOLVED, that the proper officers of the Funds be, and they hereby are, authorized and directed at all times to take all actions necessary to assure compliance with these resolutions and said Rule 17g-1; and it is

FURTHER RESOLVED, that the Boards of Directors/Trustees hereby approve the renewal of the Fidelity Bond Coverage, which coverage is maintained jointly on behalf of the Funds and which will provide coverage in the amount as the officers of the Funds may deem appropriate; and it is

FURTHER RESOLVED, that the portion of the premium for the aforementioned joint insured bond paid by the Funds is hereby approved, taking into consideration, among other things, the number of parties named as insureds, the nature of the business activities of such other parties, the amount of the joint insured bond, the amount of the premium for such bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to each Fund is less than the premium such Fund would have had to pay if it had provided and maintained a single insured bond; and it is

FURTHER RESOLVED, that the participation of the Funds as a party in the Joint Insured Agreement be, and hereby is, approved; and it is

FURTHER RESOLVED, that an officer of each Fund is hereby authorized and directed to prepare, execute and file such fidelity bond and any supplements thereto, and to take such action as may be necessary or appropriate in order to conform the terms of the Fidelity Bond Coverage to the provisions of the 1940 Act.

IN WITNESS WHEREOF, I have hereunto signed my name this 29th day of March, 2022.

/s/ Thomas D. Peeney
Thomas D. Peeney